EXHIBIT 99.1

FROM THE DESK OF
HAROLD SCIOTTO

Ecotality, Inc.
Four Embarcadero Center, Suite 3720
San Francisco, CA 94111

To the Board of Directors of Ecotality:

I, Harold Sciotto, hereby tender my resignation as Secretary, Treasurer of Ecotality, Inc., a Nevada corporation, such resignation to be effective as of November 30, 2010, the expiration date of my employment agreement.

DATED this 30th day of November, 2010

/s/ Harold Sciotto
Harold Sciotto
Secretary, Treasurer